Exhibit 8.1

August 24, 2021

Spartacus Acquisition Shelf Corp.

6470 E Johns Crossing, Suite 490

Duluth, GA 30097

Ladies and Gentlemen:

We have acted as tax counsel to Spartacus Acquisition Shelf Corp., a Delaware corporation (“Shelf”), in connection with the Transactions contemplated in the Agreement and Plan of Merger, dated June 9, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Shelf, Spartacus Acquisition Corporation, a Delaware corporation (the “Company”), NextNav, LLC, a Delaware limited liability company, NextNav Holdings, LLC, a Delaware limited liability company, NEA 14 NextNav Blocker, LLC, a Delaware limited liability company, Oak NextNav Blocker, LLC, a Delaware limited liability company, Columbia Progeny Partners IV, Inc., a Delaware corporation, Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company, Global Private Opportunities Partners Holdings II Corp., a Delaware corporation, SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation, SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company, SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company, SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company, SASC (CB) Merger Sub 5 Corporation, a Delaware corporation, SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company, and SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation.

At your request, and in connection with the filing of the Form S-4 by Shelf with the Securities and Exchange Commission (File No. 333-257441), which includes the proxy statement/prospectus forming a part thereof (as amended or supplemented, the “Registration Statement”), we are rendering our opinion regarding certain U.S. federal income tax considerations.

Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Agreement.

For purposes of rendering our opinion, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Agreement, (ii) the Registration Statement, dated as of the date hereof and delivered to us for purposes of this opinion, and (iii) such other documents, information and materials as we have deemed necessary or appropriate. In addition, we have assumed that (i) the Transactions, including the Mergers and PIPE Investment will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement, none of the material terms and conditions thereof have been or will be waived or modified, and (ii) the statements concerning the Transactions and the representations set forth in the Agreement and the Registration Statement are true, correct and complete as of the date of this letter and will continue to be true, correct and complete at all times up to and including the effective times of the Transactions. If any of the foregoing assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, and on administrative interpretations, judicial decisions and regulations thereunder as in effect on the date of this letter. These authorities are subject to change, which could be retroactive, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below.

Based upon and subject to the foregoing and to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the discussion in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences — U.S. Holders” addresses the material U.S. federal income tax consequences to U.S. Holders (as such term is defined in the Registration Statement) of (i) an election to redeem for cash their shares of Company common stock pursuant to the Business Combination, and (ii) the Spartacus Merger (as such term is defined in the Registration Statement) pursuant to the Business Combination and is accurate in all material respects.

We express no opinion on any issue relating to the U.S. federal income tax consequences of the Transactions other than those described above. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusions set forth above.

This opinion is furnished to you solely for use in connection with the Transactions, as described in the Agreement and the Registration Statement, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the reference to K&L Gates LLP in the section entitled “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ K&L GATES LLP
K&L GATES LLP